UNITED STATES

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Gensym Corporation

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April 24, 2006

Gensym’s Independent Directors Respond to Robert Ashton

The Corporate Governance Committee of Gensym Corporation, consisting of all independent members of Gensym’s Board of Directors, today responded to the April 19 open letter to Gensym stockholders from Robert B. Ashton, a director and stockholder.

“We are disappointed that Mr. Ashton has chosen to use a public forum to begin mounting a publicity campaign for the election of a slate of directors hand-picked by him alone, before the Corporate Governance Committee’s nominees have been decided upon and without even announcing who his own candidates are,” said Corporate Governance Committee Chairman David A. Smith. “We are very familiar with his views regarding corporate strategy since he already has a Board seat for himself. Likewise, he is well aware that many of his views on corporate strategy — and particularly the need for Gensym to ‘refocus its resources and energy on driving sales and increasing its customer base for its core products’ — are shared by the entire Board of Directors and Gensym’s management team. In fact, as a member of the Board, he participated in and approved various recent actions in support of this strategic direction. Furthermore, as a member of the Board, he knows that the current Board is completely open to the full range of possible transactions that might prove to be the best way of maximizing stockholder value, including the possibility of selling the company.”

Mr. Smith continued, “While we always value input from stockholders, we find Mr. Ashton’s protestations about business strategy to be hollow. The conclusion is inescapable that Mr. Ashton’s campaign is not really about corporate strategy. It is about more Board seats for Mr. Ashton and his designees, and his apparent desire to control the Board.”

“As Mr. Ashton acknowledges in his letter, we have been engaged in discussions with him about Board nominees, including the candidates he has suggested. We have continued these discussions with Mr. Ashton, even after the publication of his open letter, including discussions about the composition of the Board. As he knows, the Committee has for some period of time been evaluating various candidates for nomination at the 2006 annual meeting and to fill the existing Board vacancy. The policy and practice of the Corporate Governance Committee is to treat suggested nominees from all stockholders, including Mr. Ashton, with the same seriousness and scrutiny as the Committee’s own suggested nominees, and to carefully select a slate of nominees that we believe will most effectively serve the stockholders. When we have concluded a full and fair process, we will announce the slate of nominees for the annual meeting and make a recommendation to the full Board with respect to the existing Board vacancy, and the Board will set a date for the annual meeting.”

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship

G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions. Gensym and G2 are registered trademarks of Gensym Corporation.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Gensym plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2006 annual meeting. The Proxy Statement will contain important information about Gensym, the annual meeting and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Gensym through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Gensym by contacting Gensym at 52 Second Avenue, Burlington, MA 01803, Attention: Investor Relations.

Gensym and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the 2006 annual meeting. Information regarding Gensym’s directors and executive officers is contained in Gensym’s Form 10-K for the year ended December 31, 2005 and Gensym’s Proxy Statement dated April 18, 2005, which are filed with the SEC. As of April 15, 2006, Gensym’s directors and executive officers, excluding Mr. Ashton, beneficially owned approximately 1,248,612 shares, or 15.2%, of Gensym’s common stock, and Gensym’s directors and executive officers, including Mr. Ashton, beneficially owned approximately 2,571,423 shares, or 31.3%, of Gensym’s common stock.